EXHIBIT 3.3


                              WINSTON & STRAWN LLP
                                 200 Park Avenue
                          New York, New York 10166-4193

                                  July 31, 2003


         Van Kampen Focus Portfolios, Municipal Series 450

         c/o The Bank of New York, As Trustee
         101 Barclay Street, 17W
         New York, NY 10286

         Dear Sirs:

                           We have acted as special counsel for the Van Kampen Focus Portfolios, Municipal Series 450 (the "Fund") consisting of Investment Grade Municipal Trust, Series 35 (the "Trust"), for the purpose of determining the applicability of certain New York taxes under the circumstances hereinafter described.

                           The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "D ate of Deposit"), among Van Kampen Funds Inc. (the "Depositor"), J. J. Kenny Co., Inc., as Evaluator, Van Kampen Investment Advisory Corp., as Supervisor, and The Bank of New York, as Trustee (the "Trustee"). (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement previously filed with the Securities and Exchange Commission (File Number 333-106230) under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement"), the objectives of the Fund are the generation of income exempt from Federal taxation and state taxation to the extent indicated in the Prospectus. No opinion is expressed herein with regard to the Federal or State tax aspects (other than New York) of the Bonds, the Fund, the Trust and units of the Trust (the "Units"), or any interest, gains or losses in respect thereof.

                           As more ftilly set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

                           On the Date of Deposit, the Depositor will deposit with the Trustee with respect to the Trust, the total principal amount of interest bearing obligations andlor contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, and, as to the Trust denominated as "Insured", an insurance policy purchased by the Depositor evidencing the insurance guaranteeing the timely payment of principal and interest of the obligations comprising the corpus of the Trust other than those obligations the timely p ayment o f principal and interest of which are guaranteed b y an insurance policy purchased by the issuer thereof or a prior owner, which may be the Depositor prior to the Date of Deposit, as more fully set forth in the Prospectus and the Registration Statement.

                           We understand with respect to the obligations described in the preceding paragraph which are deposited into the Trust denominated as "Insured" that all insurance, whether purchased by the Depositor, the issuer or a prior owner, provides, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

                           The Trustee will not participate in the selection of the obligations to be deposited in the Fund, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire c apital of the Trust as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates ("Certificates"), will b e offered to the p ublic b y the Prospectus upon the e ffectiveness oft he Registration Statement.

                           The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust and with the proceeds from the disposition of obligations held in the Trust and the distribution of such interest and proceeds to the Unit holders of the Trust. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Trust and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

                           Generally, obligations held in the Fund may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of interest or principal on the obligation and no provision for payment is made therefor either pursuant to the portfolio insurance in the case of the Trust denominated as "Insured" or otherwise and the Depositor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

                           Prior to the termination of the Fund, the Trustee is empowered to sell Bonds, from a list furnished by the Supervisor, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any obligations held by the Fund be used to purchase new obligations to be held therein.

                           The Trustee is not empowered to, and, we assume, will not, sell obligations contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

                           Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof.

                           By letter, dated today, Messrs. Chapman and Cutler LLP, counsel for the Depositor, rendered their opinion that each Unit holder of the Trust will be considered as owning a share of each asset of the Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding, the Trust is grantor trust for federal income tax purposes, and the income of the Trust will be treated as the income of each Unit holder of the Trust in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

                           Based on the foregoing and on the opinion of Messrs. Chapman and Cutler LLP, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

                           1. The Trust will not be subject to New York State franchise tax imposed under New York Tax Law Chapter 60, Article 9-A (the Franchise Tax on Business Corporations).

                           2. The Trust will not be subject to New York City corporation tax imposed under New York City Administrative Code Title 11, Chapter 6 (the General Corporation Tax).

                           3. The Trust will not be subject to unincorporated business tax imposed under New York City Administrative Code Title 11, Chapter 5 (the Unincorporated General Business Tax).

                           4. The Trust will not be subject to New York State or New York City personal income tax imposed under New York Tax Law Chapter 60, Article 22 and New York City Administrative Code Title 11, Chapter 17.

                           5. The income of the Trust will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

                           6. Income or gains from the property of the Trust received by Unit holders who are nonresidents of the State of New York will not be treated as New York source income in computing their State of New York personal income tax, unless such Units are property employed in a business, trade, profession or occupation carried on in New York.

                           In addition, we are of the opinion that no New York State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law.

                           We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                               Very truly yours,


                                                            WINSTON & STRAWN LLP